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                September 29, 2023

       Jin-Goon Kim
       Chief Executive Officer and Chairman
       TLGY Acquisition Corporation
       4001 Kennett Pike, Suite 302
       Wilmington, DE 19807

                                                        Re: TLGY Acquisition
Corporation
                                                            Preliminary Proxy
on Schedule 14A
                                                            Filed September 13,
2023
                                                            File No. 001-41101

       Dear Jin-Goon Kim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services
       cc:                                              Adam Brenneman, Esq.